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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-104361 of Fisher Scientific International Inc. on Form S-4 of our report dated January 28, 2003 (February 14, 2003 as to Note 23) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and intangible assets in 2002), appearing in the Annual Report on Form 10-K of Fisher Scientific International Inc. for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
New York, New York
July 17, 2003